EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

2021 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 04, 2021 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter ended September 30, 2021 (“Q3”).

Overview

●	Q3 2021 net sales decreased 21.2% to $3.5 million from $4.4 million in Q3 2020.

●	Q3 2021 operating loss was $925,000 compared to operating loss of $863,000 in Q3 2020.

●	Q3 2021 net loss was $921,000, or $0.52 per basic and diluted share, compared to net loss of $886,000, or $0.51 per basic and diluted share in Q3 2020.

Insignia’s President and CEO Kristine Glancy commented, “Q3 2021 sales declined by comparison to strong sales in Q3 2020 that resulted primarily from the deferral of programs from Q2 2020 due to the COVID-19 pandemic, as well as the continued pressure on our signage portfolio. While our overall sales decreased versus the prior year quarter, during the first nine months of 2021 our sales have increased 20.5%, driven by a sustained focus on our non-POPS portfolio, which increased 70% overall. Over the course of 2021 we have expanded our non-POPS portfolio into new retailers as well as added new CPG brands. We anticipate some seasonality in sales of our non-POPS portfolio, with those sales relatively stronger in the first half of the year based on both execution timing as well as sales cycles. We remain optimistic about the future of our non-POPS businesses, while we manage against expected continuing declines in signage sales.”

Ms. Glancy continued, “We are continuing to right-size our investments in signage based on the continued sales declines and competitive pressures, while investing in both people and resources to support the growth on non-POPS. We expect to shift resources away from signage to help manage overall expenditures.”

Q3 2021 Results

Net sales decreased 21.2% to $3,493,000 in Q3 2021, from $4,435,000 in Q3 2020, due to extraordinarily strong sales in Q3 of 2020, which resulted from the deferral of programs from Q2 of 2020 to Q3 of 2020 due to the COVID-19 pandemic. Further declines in sales for Q3 2021 compared to Q3 2020 are due to a 21.5% decrease in POPS solutions revenue. Our POPS revenue continues to be negatively impacted by competitive pressures and brands not spending on syndicated signage due to the COVID-19 pandemic.

1

Gross profit in Q3 2021 decreased to $545,000, or 15.6% of net sales, from $559,000, or 12.6% of net sales, in Q3 2020. The decrease in gross profit was primarily due to a decrease in sales, partially offset by reduced payment obligations to retailers in the POPS network of stores.

Selling expenses in Q3 2021 were $425,000, or 12.2% of net sales, compared to $585,000, or 13.2% of net sales, in Q3 2020 due to a decrease in staff related expense.

Marketing expenses in Q3 2021 were $266,000, or 7.6% of net sales, compared to $192,000, or 4.3% of net sales, in Q3 2020. Increased marketing expense was primarily the result of non-POPS solutions promotional activities.

General and administrative expenses in Q3 2021 were $779,000, or 22.3% of net sales, compared to $840,000, or 18.9% of net sales, in Q3 2020 due to decreased staffing.

Gain on sale of business in Q3 2020 was $195,000, or 4.3% of net sales. The gain is from the sale of our Custom Print business.

Income tax expense for Q3 2021 was 1.0% of pretax loss, or an expense of $9,000, compared to income tax expense of 0.9% of pretax loss, or $8,000, in Q3 2020.

As a result of the items above, the net loss for Q3 2021 was $921,000, or $0.52 per basic and diluted share, compared to net loss of $886,000, or $0.51 per basic and diluted share, in Q3 2020.

As of September 30, 2021, cash and cash equivalents and restricted cash totaled $3.7 million, compared to $7.1 million as of December 31, 2020.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2020 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and 10-Q/A and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

2

Insignia Systems, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net sales	$3,493,000	$4,435,000	$14,975,000	$12,428,000
Cost of sales	2,948,000	3,876,000	12,293,000	10,604,000
Gross profit	545,000	559,000	2,682,000	1,824,000
Operating expenses:
Selling	425,000	585,000	1,406,000	2,232,000
Marketing	266,000	192,000	761,000	800,000
General and administrative	779,000	840,000	4,052,000	2,836,000
Gain on sale of business	—	(195,000)	—	(195,000)

Operating loss	(925,000)	(863,000)	(3,537,000)	(3,849,000)
Other income (expense), net	13,000	(15,000)	1,017,000	(8,000)

Loss before income taxes	(912,000)	(878,000)	(2,520,000)	(3,857,000)
Income tax expense (benefit)	9,000	8,000	32,000	(203,000)

Net loss	$(921,000)	$(886,000)	$(2,552,000)	$(3,654,000)

Net loss per share:
Basic	$(0.52)	$(0.51)	$(1.45)	$(2.11)
Diluted	$(0.52)	$(0.51)	$(1.45)	$(2.11)

Shares used in calculation of net loss per share:
Basic	1,766,000	1,740,000	1,757,000	1,730,000
Diluted	1,766,000	1,740,000	1,757,000	1,730,000

SELECTED BALANCE SHEET DATA

	(Unaudited)	As Restated
	September 30,	December 31,
	2021	2020

Cash and cash equivalents	$3,649,000	$7,128,000
Working capital	4,799,000	7,668,000
Total assets	9,456,000	14,289,000
Total liabilities	5,134,000	7,621,000
Shareholders' equity	4,322,000	6,668,000

Working capital represents current assets less current liabilities.

3